Exhibit 4.1

Paradyne Networks, Inc.

8545 126th Avenue North

Largo, Florida 33773

January 16, 2004

Texas Pacific Group

    and related entities

301 Commerce Street

Suite 330

Fort Worth, Texas 76102

In furtherance of our discussions regarding the filing by Paradyne Networks, Inc. (“Paradyne”) of a Registration Statement on Form S-3 for the use by you, including your related entities, to sell shares of Paradyne common stock, we wanted to address the following issues regarding expenses and confidentiality surrounding potential corporate transactions.

We have agreed that all expenses incident to Paradyne’s filing of the Form S-3 and having declared effective the Form S-3 by the SEC, including, but not limited to, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, telephone and delivery expenses, and fees and disbursements of counsel to Paradyne and of independent certified public accountants of Paradyne, will be borne as follows: those expenses related to the initial filing of the Form S-3 by you, and those expenses after the initial filing of the Form S-3, including those related to any amendments to the Form S-3 and any review by the SEC, 25% by you and 75% by Paradyne. You will pay all fees and expenses of, or incurred by, you (including, without limitation, the fees and disbursements of your counsel), all fees, commissions and discounts with respect to the sale of any of your shares of Paradyne common stock and any taxes and expenses incurred by you in respect of such sale.

You further agree that if our Board of Directors determines in good faith that it is in Paradyne’s best interests not to disclose the existence of facts surrounding any proposed or pending acquisition, disposition, strategic alliance or financing transaction involving Paradyne or any other fact, circumstance or development involving Paradyne or for any sale or registration of securities, Paradyne may, by notice to you, postpone or suspend the filing, initial effectiveness or use of the Registration Statement for such a period of time as the Board of Directors may reasonably determine, and you expressly agree to maintain any communication from Paradyne pursuant to this letter agreement in confidence such that Paradyne may rely on the safe harbor provisions of Rule 100(b)(2)(ii) of Regulation FD with respect to such communications; provided that you or your related entities may disclose any communication from us pursuant to this letter agreement (i) to your officers, directors, members and employees who are bound by the terms of this letter agreement or who expressly agree, prior to such disclosure, to maintain the disclosed information in confidence in accordance with the provisions of this letter agreement, (ii) with our prior written consent or (iii) as set forth in the following paragraph.

In the event that you are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any communication from us pursuant to this letter agreement, you shall provide us with prompt written notice of any such request or requirement so that we may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by us, you are nonetheless, in the opinion of your general counsel or outside counsel, legally compelled to disclose any communication from us pursuant to this letter agreement to any tribunal or else stand liable for contempt or suffer other censure or penalty, you may, without liability hereunder, disclose to such tribunal only that portion of such communication which such counsel advises you is legally required to be disclosed, provided that you exercise your commercially reasonable efforts to preserve the confidentiality of such communication, including, without limitation, by cooperating with us to obtain an appropriate protective order or other reliable assurance that such tribunal will accord such communication confidential treatment.

We also agree that while the Registration Statement on Form S-3 contemplates the possibility of an underwritten offering by you, Paradyne has not committed to you at this time to undertake such an underwritten offering. Any underwritten offering proposed by you in the future shall be subject to the written consent of Paradyne and the negotiation of terms and conditions related thereto satisfactory to Paradyne.

If you are in agreement with the foregoing, please indicate your acceptance by signing and dating below.

Sincerely,

/s/ PATRICK MURPHY

Patrick Murphy

Acknowledged and agreed to

this 16th day of January, 2004

Texas Pacific Group

By:	/s/ RICK EKLEBERRY

Title:	Vice President